Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-81085) of Aqua America, Inc. of our report dated June 4, 2004 relating to the financial statements of the Aqua America, Inc. Employees 401(k) Savings Plan and Trust included in this annual report on Form 11-K for the year ended December 31, 2003.

/s/BEARD MILLER COMPANY LLP

Reading, Pennsylvania
June 23, 2004